200 Connell Drive
Berkeley Heights, NJ 07922

Genta Receives $2.8 Million in Non-Dilutive Proceeds from Tax Sale and Designation by EMEA as a Small Business Entity

BERKELEY HEIGHTS, NJ – February 10, 2010 - Genta Incorporated (OTCBB: GETA) announced that it has received $2.8 million in non-dilutive cash proceeds from the sale of net operating tax losses and research tax credits generated in prior tax years as part of the Technology Business Tax Certificate Program sponsored by the New Jersey Economic Development Authority (NJEDA), pursuant to the rules, regulations and stipulations set forth by the program.  This program, which focuses on biotechnology and other research-based companies, is designed to attract and retain knowledge-intensive businesses that will enhance the State’s strategic and competitive interests in these areas.

Genta also announced that the Company’s request for designation as a Small-to-Medium Sized Enterprise (SME) had been granted by the European Medicines Agency (EMEA).  SME status provides certain financial and administrative assistance to small businesses as they advance their regulatory filings and submissions through the EMEA.

About the NJ Economic Development Authority

The NJEDA is a state financing and development agency that works to strengthen New Jersey’s economy by retaining and growing businesses through financial assistance, by renewing communities, and by promoting the State’s strategic advantages to attract domestic and international business. Opportunities for business growth throughout New Jersey can be viewed at the State’s business portal:  www.njeda.com.

About Genta

For more information about Genta, please visit our new website at: www.genta.com.

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from its recently completed randomized Phase 3 trial of Genasense® in patients with advanced melanoma.   The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite®, which have completed preliminary clinical study as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com